                                                                      EXHIBIT 11

                STATEMENT REGARDING COMPUTATION OF PER SHARE DATA

                                                                 YEARS ENDED MARCH 31,
                                                       ------------------------------------------
                                                           2001           2000           1999
                                                       ------------   ------------   ------------
  Net earnings (loss)                                  $  1,008,351   $   (570,733)  $ (7,497,657)
                                                       ============   ============   ============

 Per share data:


       Basic earnings (loss) per share                 $       0.23   $      (0.13)  $      (1.79)
                                                       ============   ============   ============

       Dilutive earnings (loss) per share              $       0.23   $      (0.13)  $      (1.79)
                                                       ============   ============   ============

       Net earnings (loss) per share                   $       0.23   $      (0.13)  $      (1.79)
                                                       ============   ============   ============

Shares used in the calculation of per share amounts:

  Weighted average basic common shares                    4,373,116      4,400,210      4,178,840
  Dilutive impact of stock options                               --             --             --
                                                       ------------   ------------   ------------

  Weighted average diluted common shares                  4,373,116      4,400,210      4,178,840
                                                       ============   ============   ============



              There were no dilutive options during the years ended
                         March 31, 2001, 2000 and 1999.